Exhibit Index

EXHIBIT NO. (99) Press release, dated July 28, 2008 issued by Franklin Electric Co., Inc.

EXHIBIT 99

ADDITIONAL EXHIBITS

Press Release

For Immediate Release	For Further Information
Refer to: John J. Haines
260-824-2900

FRANKLIN ELECTRIC COMPANY
REPORTS RECORD SALES IN SECOND QUARTER 2008 RESULTS

Bluffton, Indiana - July 28, 2008 -- Franklin Electric Co., Inc. (NASDAQ:FELE) reported diluted earnings per share of $0.66 for the second quarter of 2008, an increase of approximately 135 percent compared to second quarter of 2007 earnings per share of $0.28. Second quarter 2008 net income of $15.3 million increased approximately 130 percent compared to $6.6 million for the same period a year ago.

Second quarter sales were a record $201.7 million, up $49.2 million or 32 percent compared to $152.5 million in 2007.  Sales from businesses acquired during the last 12 months were $30 million and these businesses achieved organic growth of $4.5 million or 18 percent.  Sales revenue increased by $7.0 million in the quarter due to foreign exchange rate changes.  Overall organic growth for the quarter, including organic growth achieved by acquired businesses and foreign exchange rate changes, was $23.7 million or 16 percent.

Gross profit improved to 32.1 percent of sales in the second quarter of 2008 and was approximately 370 basis points higher than the second quarter of 2007.  The Company’s operating income was a record $26.4 million in the second quarter, up $15.3 million or about 140 percent compared to $11.1 million for the second quarter 2007. Operating margins for the quarter were 13.1 percent compared to 7.3 percent last year.

Franklin Electric Chairman and Chief Executive Officer R. Scott Trumbull stated, “We were particularly pleased with the margin improvement that we achieved during the second quarter in spite of the residential housing decline and weak general economic conditions in several key market areas. The improvement was broad based as operating margins in Water increased by 480 basis points and in Fueling by 590 basis points.  In both Water Systems and Fueling Systems we continued to gain share in key markets and experience significant sales increases in developing regions.  While we are benefiting from sales growth in California due to the vapor control mandate, we are laying a solid foundation for sustainable sales and earnings growth in our other Water and Fueling global markets.”

Water Systems sales worldwide were $157.4 million, up $37.4 million or 31 percent for the second quarter of 2008 compared to the same period for 2007.  The Water Systems segment achieved organic sales growth of 10 percent during the quarter.  Organic growth was driven by strong sales to the agricultural segment world wide, increased pump sales in the United States, and solid sales growth in developing regions.  Growth in these sectors offset generally weak sales to the residential market in the United States and portions of Western Europe.

Water Systems operating income was $26.2 million for the quarter, up $12.0 million or 85 percent versus the second quarter of 2007.  Operating margins improved versus prior year by 480 basis points.  Water Systems segment margin improvements were the result of higher sales volumes, which combined with spending controls, resulting in significant fixed cost leverage during the quarter.  Water Systems margins also benefited from reduced promotional price activity and favorable product mix shifts.

Fueling Systems sales worldwide were $44.3 million, an increase of $11.8 million or 37 percent for the second quarter of 2008 compared to the same period for 2007. All of the sales increase for the quarter was organic.  Fueling revenue growth was led by vapor recovery system sales in California and sales in international markets.

Fueling Systems operating income was $10.9 million, an increase of $4.8 million or about 80 percent versus second quarter 2007. Operating margins improved versus prior year by 590 basis points.  The margin improvement primarily resulted from fixed cost leverage due to surging sales.

The Company’s selling, general and administrative (“SG&A”) expenses increased by $6.5 million in the second quarter of 2008 compared to the second quarter last year. The acquisitions of Pump Brands (South Africa), the pump division of Monarch Industries (Canada), Schneider Motobombas (Brazil), and Western Pumps (United States) added approximately $5.6 million of SG&A expenses to the Water Systems segment for the second quarter of 2008. Other SG&A increases were primarily related to higher compensation expenses.  Second quarter SG&A expenses as a percentage of sales declined by 190 basis points versus prior year.

Fixed Costs (which we define as fixed manufacturing costs, restructuring costs and SG&A less commissions) leverage improved operating margin about 360 basis points during the second quarter of 2008 versus the second quarter 2007. The Company anticipates fixed spending leverage will improve operating margin about 220 basis points for the full year 2008 from 2007. The ramp up of the new pump plant in Linares, Mexico will cause the Company’s fixed spending rate to be greater in the second half than the first half of the year.  There were no restructuring charges in the second quarter of 2008 and there were $0.4 million in the second quarter of 2007.

Cash and equivalents were $42.8 million at the end of the second quarter of 2008 versus $63.8 million of cash and investments at the end of the second quarter 2007. Cash was used in the first half of 2008 as accounts receivable increased consistent with sales volume increases.  Inventory also increased overall during the first half of 2008 to support the increased demand in fueling and international water markets offset by decreases in the Water Systems inventory in the US. Other primary uses of cash during the first half of 2008 were for acquisitions and capital expenditures.

Additionally, on Friday, July 25, the Board of Directors of Franklin Electric declared a quarterly cash dividend of twelve and one half cents per share payable August 21, 2008 to shareowners of record on August 7, 2008.

Mr. Trumbull added:

“While pleased with the progress we have made to date, we are mindful of the challenges we anticipate in the second half of the year as we expect significant material and freight cost increases.   Our plan is to offset these cost increases with purchasing initiatives, productivity gains, and price increases, but weak economic conditions in several key market areas make our outlook less certain for sustaining the rate of performance improvement that we achieved during the first half of the year.”

A conference call to review earnings and other developments in the business will commence at approximately 5:00pm EDT. The call-in number is 877-407-0778 for domestic calls and 201-689-8565 for international calls. A replay of the conference call will be available until midnight on August 4, 2008, by dialing 877-660-6853 for domestic calls and 201-612-7415 for international calls. The replay account number is 286 and the conference ID is 291620.

Franklin Electric is a global leader in the production and marketing of systems and components for the movement of water and automotive fuels. Recognized as a technical leader in its specialties, Franklin serves customers around the world in residential, commercial, agricultural, industrial, municipal, and fueling applications.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein, including those relating to the Company’s financial results, business goals and sales growth, involve risks and uncertainties, including but not limited to, risks and uncertainties with respect to general economic and currency conditions, various conditions specific to the Company’s business and industry, weather conditions, new housing starts, market demand, competitive factors, changes in distribution channels, supply constraints, technology factors, litigation, government and regulatory actions, the Company’s accounting policies, future trends, and other risks which are detailed in the Company’s Securities and Exchange Commission filings, included in Item 1A of Part I of the Company’s Annual Report on Form 10-K for the fiscal year ending December 29, 2007, Exhibit 99.1 attached thereto and in Item 1A of Part II of the Company’s Quarterly Reports on Form 10-Q. These risks and uncertainties may cause actual results to differ materially from those indicated by the forward-looking statements. All forward-looking statements made herein are based on information currently available, and the Company assumes no obligation to update any forward-looking statements.

FRANKLIN ELECTRIC CO., INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

(In thousands, except per share amounts)

Second Quarter Ended			First Half Ended
June 28,		June 30,	June 28,	June 30,
	2008	2007	2008	2007

Net sales	$201,696	$152,529	$377,706	$283,025

Cost of sales	136,979	109,216	261,530	200,783

Gross profit	64,717	43,313	116,176	82,242

Selling, general and administrative expenses	38,274	31,806	74,585	61,261

Restructuring expense	-	369	82	1,607

Operating income	26,443	11,138	41,509	19,374

Interest expense	(2,780)	(2,196)	(5,404)	(3,408)
Other income/(expense)	(314)	921	157	1,219
Foreign exchange gain/(loss)	(64)	399	(391)	646

Income before income taxes	23,285	10,262	35,871	17,831

Income taxes	8,004	3,622	12,442	6,294

Net income	$15,281	$6,640	$23,429	$11,537

Net income per share:
Basic	$0.67	$0.29	$1.02	$0.50
Diluted	$0.66	$0.28	$1.01	$0.49

Weighted average shares and equivalent
shares outstanding:
Basic	22,882	23,100	22,956	23,075
Diluted	23,174	23,465	23,230	23,462

FRANKLIN ELECTRIC CO., INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

(In thousands)	June 28,	Dec. 29,
	2008	2007

ASSETS:

Cash and equivalents	$42,835	$65,252
Receivables	116,515	64,972
Inventories	178,549	156,146
Other current assets	30,724	23,109
Total current assets	368,623	309,479

Property, plant and equipment, net	156,537	134,931
Goodwill and other assets	247,109	217,827
Total assets	$772,269	$662,237

LIABILITIES AND SHAREOWNERS' EQUITY:

Accounts payable	$41,436	$27,986
Accrued liabilities	64,519	52,265
Current maturities of long-term
debt and short-term borrowings	70,453	10,398
Total current liabilities	176,408	90,649

Long-term debt	151,621	151,287
Deferred income taxes	13,190	11,686
Employee benefit plan obligations	23,530	24,713
Other long-term liabilities	5,234	5,358

Shareowners' equity	402,286	378,544
Total liabilities and shareowners' equity	$772,269	$662,237

FRANKLIN ELECTRIC CO., INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

(In thousands)	June 28,	June 30,
	2008	2007

Cash flows from operating activities:
Net income	$23,429	$11,537
Adjustments to reconcile net income to net
cash flows from operating activities:
Depreciation and amortization	12,318	9,976
Stock based compensation	2,196	2,400
Deferred income taxes	782	1,095
(Gain)/loss on disposals of plant and equipment	49	464
Changes in assets and liabilities:
Receivables	(46,106)	(23,112)
Inventories	(17,013)	(30,411)
Accounts payable and other accrued expenses	11,327	(1,583)
Accrued income taxes	2,508	(4,258)
Excess tax from share-based payment arrangements	(122)	(1,169)
Employee benefit plans	(1,204)	1,125
Other, net	(6,736)	(3,559)
Net cash flows from operating activities	(18,572)	(37,495)
Cash flows from investing activities:
Additions to plant and equipment	(12,566)	(10,697)
Proceeds from sale of plant and equipment	10	303
Additions to other assets	(700)	(3)
Purchases of securities	(9,000)	(146,700)
Proceeds from sale of securities	9,000	124,607
Cash paid for acquisitions	(38,331)	(13,331)
Proceeds from sale of business	-	1,310
Net cash flows from investing activities	(51,587)	(44,511)
Cash flows from financing activities:
Proceeds from short-term debt	70,000	-
Repayment of short-term debt	(10,019)	-
Proceeds from long-term debt	83	160,000
Repayment of long-term debt	(950)	(60,161)
Proceeds from issuance of common stock	353	2,165
Excess tax from share-based payment arrangements	122	1,169
Purchases of common stock	(7,813)	(8,118)
Reduction of loan to ESOP Trust	-	200
Dividends paid	(5,632)	(5,308)
Net cash flows from financing activities	46,144	89,947
Effect of exchange rate changes on cash	1,598	(212)
Net change in cash and equivalents	(22,417)	7,729
Cash and equivalents at beginning of period	65,252	33,956
Cash and equivalents at end of period	$42,835	$41,685